AGREEMENT

THIS AGREEMENT (“Agreement”), dated as of this 5th day of July, 2007 is made by and between EMVELCO CORP., a Delaware corporation (“EMVELCO”) and Emvelco RE Corp., a Nevada corporation (“ERC”).

RECITALS

WHEREAS, ERC owns three (3) real estate properties (collectively, the “Properties”) presently under construction as follows:

a)	That certain property which has the address of 347 N. Laurel Avenue, Los Angeles, California 90048 (the “Laurel Property”);

b)	That certain property which has the address of 360 N. Harper Avenue, Los Angeles, California 90048 (the “Harper Property”); and

c)	That certain property which has the address of 435 N. Edinburgh Avenue, Los Angeles, California 90048 (the “Edinburgh Property”).

WHEREAS, ERC desires to sell and transfer to EMVELCO and EMVELCO desires to purchase and acquire the Properties upon the terms and conditions set forth herein; and

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the Parties hereto agree as follows:

1.    ERC shall transfer and convey the Laurel Property to EMVELCO pursuant to that certain All-Inclusive Purchase Money Deed of Trust with Assignment of Rents dated as of July 5, 2007 in consideration of securing indebtedness in the principal amount of $1,850,000.

2.    ERC, shall transfer and convey the Harper Property to EMVELCO pursuant to that certain All-Inclusive Purchase Money Deed of Trust with Assignment of Rents dated as of July 5, 2007 in consideration of securing indebtedness in the principal amount of $1,900,000.

3.    ERC shall transfer and convey the Edinburgh Property to EMVELCO pursuant to that certain All-Inclusive Purchase Money Deed of Trust with Assignment of Rents dated as of July 5, 2007 in consideration of securing indebtedness in the principal amount of $1,850,000.

4.    EMVELCO acknowledges that the Properties are under construction and are being conveyed and transferred “as is, where is”. Furthermore, EMVELCO shall undertake final development and complete construction on all three (3) Properties.

5.    This Agreement shall be binding upon and be enforceable against the Parties hereto, and their successors and assigns and shall inure to the benefit of and be enforceable by the Parties and their successors and assigns, effective as of July 11, 2007 which is the recording date of the All-Inclusive Purchase Money Deeds of Trust for each of the Properties (the “Effective Date”).

6.    The Parties agree to take all actions and execute any and all documents as may be requested by another Party, from time to time, to fully effect the intention and terms of this Agreement.

7.    This Agreement shall be subject to and governed by the laws of the State of California, whether or not any party is or may become a resident of a different state.

8.    This Agreement constitutes the entire understanding between the Parties with respect to the subject matter hereof, and supersedes all prior negotiations and agreements, whether written or oral, with respect to the subject matter of this Agreement.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on this 5th day of July, 2007.

EMVELCO CORP.	EMVELCO RE CORP.

/s/ Yossi Attia By: Yossi Attia Title: Chief Executive Officer	/s/ Darren Dunckel By: Darren Dunckel Title: President